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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FORM 8-K



                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                                 June 28, 2000

                               UTILX CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)


     (Commission File Number)             (IRS Employer Identification No.)
             0-16821                                 91-1171716

                              William M. Weisfield
                               22820 Russell Road
                                 P.O. Box 97009
                          Kent, Washingtoon 98064-9709
                    (Address of principal executive offices)
       Registrant's telephone number, including area code: (253) 395-0200
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Item 5.  OTHER EVENTS

     On June 29, 2000, UTILX Corporation (the "Company") and InfrastruX Group, Inc ("Parent") announced that the companies have entered into a definitive agreement pursuant to which InfrastruX Acquisition, Inc. ("Purchaser"), a wholly owned subsidiary of Parent, will acquire all of the outstanding stock of the Company through a two-step transaction comprised of a cash tender ("Offer") followed by a merger. In each transaction, shareholders of the Company will receive $6.125 for each share of Company stock owned.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated June 28, 2000 among the Company, the Purchaser and Parent (the "Merger Agreement'). The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that, as soon as practicable after consummation of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including the valid tender of at least 67% of the Company's outstanding stock, the Purchaser will be merged with and into the Company (the "Merger"), subject to the provisions of Delaware state law. The Company will continue as the surviving corporation after the Merger and will be a wholly owned subsidiary of Parent.

     The Company provides specialty services and products to electric, telecommunications, natural gas, water, sewer and other utilities in the United States and around the world. The Company's primary business is installing, replacing and restoring underground cables and pipes. Installation and replacement services are provided through the Company's FlowMOLE and conventional trenching services. The Company also provides its CableCURE service to utility customers to repair or prevent water damage and materially extends the life of electric and telephone cables.

     Please refer to Exhibit 99.1 to this Current Report on Form 8-K pursuant to
Item 601 of Regulation S-K.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

  (a) Financial statements -  Not applicable.

  (b) Pro forma financial information. -  Not applicable.

  (c) Exhibits.

      99.1 Joint press release issued by the Company and Parent, dated June 29, 2000.
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 29, 2000



                      UTILX CORPORATION


                      By:    /s/ Darla Vivit Norris
                             ----------------------
                             Name:  Darla Vivit Norris
                             Title: Senior Vice President/Chief
                                    Financial Officer